AGREEMENT

      This Agreement, dated as of March 29, 2006 (this "Agreement"), is entered into by and between Pirate Capital LLC, a Delaware limited liability company ("Pirate Capital"), and CKE Restaurants, Inc., a Delaware corporation (the "Company").

      WHEREAS, through funds and accounts for which it serves as general partner and/or as investment advisor (the "Funds"), Pirate Capital beneficially owns an aggregate of approximately 8.44% of the Company's outstanding common stock, $0.01 par value per share ("Common Stock");

      WHEREAS, Article II, Section 2.9(A) of the Company's Bylaws (as amended, the "Bylaws") provides, in part, that business may be conducted at an annual meeting of stockholders if brought before the meeting by a stockholder of record whose written notice with respect to such business is delivered to and received by the Secretary of the Company not less than 90 days before the date of the meeting;

      WHEREAS, Article II, Section 2.9(B) of the Bylaws provides, in part, that nominations for the election of directors at an annual meeting of stockholders may be made by a stockholder whose written notice of intent to make such nominations has been delivered to the Secretary of the Company not later than 90 days before the date of the meeting (the "Pre-Meeting Date"); and

      WHEREAS, Pirate Capital has inquired of the Company about the availability of a Board seat for a person affiliated with the Funds, or funds similar to the Funds and which have a significant ownership interest in the Company;

      WHEREAS, the Company is receptive to such inquiry, under the appropriate circumstances, as being a positive step for the Company to have such a person on its Board, however, the Company is unable to complete the appropriate due diligence of any such person prior to the Pre-Meeting Date;

      WHEREAS, accordingly, the Company is desirous of granting to Pirate Capital an extension of time to provide the requisite advance notice (the "Notice") for a director to be nominated at the Company's 2006 annual meeting of stockholders (including any special meeting held in lieu thereof or any adjournments or postponements of such annual or special meeting, the "2006 Annual Meeting"), as provided in this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. TOLLING. Notwithstanding any provision to the contrary set forth in the Bylaws, each of which is hereby waived by the Company, it is expressly agreed that should Pirate Capital and/or one or more of the Funds provide the Notice at any time on or prior to 5:00 p.m. (New York time) on April 15, 2006, (i) the Notice shall be deemed timely for all purposes and neither the Company nor any person acting on its behalf shall contest the timeliness thereof, (ii) should the Company contest the validity of the Notice for any reason other than the timeliness thereof, the Company shall provide the party delivering the Notice with at least five business days to cure any such alleged defect after receipt of written notice thereof, and (iii) the Company shall not hold the 2006 Annual Meeting earlier than 70 days following receipt of the Notice.

     2. REPRESENTATIONS AND WARRANTIES. Each of the Company and Pirate Capital hereby represents and warrants with respect to itself as follows:

          2.1 AUTHORITY RELATIVE TO THIS AGREEMENT. It has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by it and this Agreement constitutes the valid and binding obligation of it enforceable against it in accordance with the terms hereof.

          2.2 ABSENCE OF CONFLICTS. Its execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and its performance hereunder in accordance with the terms and conditions hereof will not: (i) violate, conflict with or result in a breach of any provision of its articles of incorporation, by-laws or comparable governing documents, (ii) violate, conflict with or result in a breach of any provision of or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any contract or other agreement to which it is a party or by or to which it is bound or subject; or (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority that is applicable to it.

     3. GENERAL.

          3.1 AMENDMENTS AND WAIVERS. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and Pirate Capital.

          3.2 NOTICES. All notices and other communications provided for or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly delivered when delivered in person, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

            If to the Company, to:

            CKE Restaurants, Inc.
            6307 Carpinteria Avenue, Ste. A,
            Carpinteria, California
            Attention:  Michael Murphy
            Telephone:  (805) 745-7500
            Telecopier: (805) 745-7702

            with a copy to:

            Stradling Yocca Carlson & Rauth
            660 Newport Center Drive, Suite 1600
            Newport Beach, California 92660
            Attention:  C. Craig Carlson, Esq.
            Telephone:  (949) 725-4125
            Telecopier: (949) 823-5125



            If to Pirate Capital, to:

            Pirate Capital LLC
            200 Connecticut Avenue, 4th Floor
            Norwalk, Connecticut 06854
            Attention:  Matt Goldfarb
            Telephone:  (203) 854-1100
            Telecopier: (203) 854-5841

            With a copy to:

            Schulte Roth & Zabel LLP
            919 Third Avenue
            New York, New York  10022
            Attn:  Eleazer Klein, Esq.
            Telephone:  (212) 756-2376
            Telecopier: (212) 593-5955

      All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery or delivery by electronically confirmed facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day and
(iii) in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

          3.3 DESCRIPTIVE HEADINGS, ETC. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, as used herein: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words "hereof", "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the word "including" and words of similar import mean "including, without limitation"; and (v) "or" is not exclusive. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature. Each party hereto acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties.

          3.4 SEVERABILITY. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability thereof in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

          3.5 GOVERNING LAW; SPECIFIC PERFORMANCE. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules). The parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is agreed that either party shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the posting of a bond or other security, this being in addition to any other remedy to which such party is entitled at law or in equity.

          3.6 ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of and a complete and exclusive statement of their agreement and understanding in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.


      [Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                    PIRATE CAPITAL LLC

                                    By:    /s/ Thomas R. Hudson Jr.
                                           ------------------------
                                    Name:  Thomas R. Hudson Jr.
                                    Title: Managing Member



                                    CKE RESTAURANTS, INC.

                                    By:    /s/ Michael Murphy
                                           --------------------------
                                    Name:  Michael Murphy
                                    Title: Executive Vice President